EXECUTION COPY

U.S. $150,000,000

CREDIT AGREEMENT

Dated as of August 23, 2006

Among

EVEREST REINSURANCE HOLDINGS, INC.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

DEUTSCHE BANK AG NEW YORK BRANCH
AND
HSBC BANK USA, NATIONAL ASSOCIATION

as Documentation Agents

and

CITIBANK, N.A.

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.

as Sole Arranger and Sole Bookrunner

iii

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 3.01(b) - Disclosed Litigation

Schedule 4.01(j) - Licenses

Schedule 5.02(a) - Existing Liens

Exhibits

Exhibit A - Form of Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D-1 - Opinion of Counsel for the Borrower

Exhibit D-2 - Opinion of Counsel for the Borrower

iv

CREDIT AGREEMENT

Dated as of August 23, 2006

EVEREST REINSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means as of any date, (a) for Base Rate Advances, 0% per annum and (b) for Eurodollar Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances

Level 1
A+ / A1 or above	0.200%

Level 2
A / A2	0.250%

Level 3
A- / A3	0.300%

Level 4
BBB+ / Baal or below	0.400%

“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage

Level 1
A+ / A1 or above	0.050%

Level 2
A / A2	0.060%

Level 3
A- / A3	0.070%

Level 4
BBB+ / Baal or below	0.090%

“Applicable Utilization Fee” means, as of any date that the sum of the aggregate principal amount of the Advances plus the aggregate Available Amount of the Letters of Credit outstanding exceeds 50% of the aggregate Revolving Credit Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Utilization Fee

Level 1
A+ / A1 or above	0.050%

Level 2
A / A2	0.050%

Level 3
A- / A3	0.050%

Level 4
BBB+ / Baal or below	0.100%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) ½ of one percent per annum above the Federal Funds Rate.

                         “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

                         “Borrower Information” has the meaning specified in Section 8.08.

                         “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitments” means the Revolving Credit Commitments and the Letter of Credit Commitments.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of the last day of any fiscal quarter, the aggregate (without duplication) of all Debt (whether or not reflected on the Borrower’s or any Subsidiary’s balance sheet) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, excluding (i) reimbursement obligations in respect of letters of credit issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business to support the payment of obligations arising under insurance and reinsurance contracts and weather and similar swap agreements, but only in each case to the extent such letters of credit (A) are not drawn upon and (B) are collateralized by cash or cash equivalents and (ii) the aggregate redemption value of all Trust Preferred Securities to the extent such aggregate redemption value is equal to or less than fifteen percent (15%) of Total Capitalization.

“Consolidated Net Worth” shall mean, as of any date of determination, the net worth of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, but excluding any Disqualified Capital Stock.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) the net termination obligations of such Person in respect of Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (h) all Disqualified Capital Stock issued by such Person, with the amount of Debt represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for the purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Debt shall be required to be determined pursuant to this Agreement, and if such price is base upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such

Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Disqualified Capital Stock” shall mean, with respect to any Person, any equity interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any equity interests referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Termination Date; provided, however, that only the portion of equity interests that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage”, as to any Lender and for any Interest Period, means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Everest Re” means Everest Reinsurance Company, a Delaware corporation and the Borrower’s primary Insurance Subsidiary.

“Excluded Taxes” means, with respect to any Lender, the Agent, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America and (c) in the case of Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.07), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a) or (e).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that the United States of America, each State thereof and the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

                       “Group” shall mean Everest Re Group, Ltd., a corporation organized under the laws of Bermuda.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and

(b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Information Memorandum” means the information memorandum dated July 24, 2006 used by the Agent in connection with the syndication of the Commitments.

“Insurance Code” shall mean, with respect to any Insurance Subsidiary, the insurance code of any state where such Insurance Subsidiary is domiciled or conducting business, as amended from time to time, and any successor statute, together with all rules and regulations from time to time promulgated thereunder.

“Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance department or similar governmental authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” shall mean Everest Re and any other Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable law of its jurisdiction of domicile.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                     (c)        in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                     (e)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means each Initial Lender, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its payment and other material obligations under this Agreement or any Note or (c) the rights and remedies of the Agent or any Lender under this Agreement or any Note .

“Material Insurance Subsidiary” shall mean each of (i) Everest Re, (ii) Everest National Insurance Company, (iii) at the relevant time of determination, any other Insurance Subsidiary having (after the elimination of intercompany accounts) (A) assets constituting at least ten percent (10%) of the aggregate assets of all of the Borrower’s Insurance Subsidiaries, or (B) gross written premiums for the four quarters most recently ended constituting at least ten percent (10%) of the aggregate gross written premiums (without duplication) of all of the Borrower’s Insurance Subsidiaries, in each case determined in accordance with SAP as of the date of the statutory financial statements most recently delivered under Section 5.01(i) prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.01(i), as of the date of the most recent financial statements referred to in Section 4.01(e)) and (iv) any Subsidiary that has one of the foregoing as a Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Income” means, with respect to any Person for any period, the net income (or net loss), after extraordinary items, Taxes and all other items of expense and income of such Person for such period, determined in accordance with GAAP.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender to the Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Note.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 4 under the definition of “Applicable Margin”, “Applicable Percentage” or “Applicable Utilization Fee”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Reference Banks” means Citibank, Wachovia Bank, National Association, Deutsche Bank AG New York Branch and HSBC USA Bank, National Association.

“Register” has the meaning specified in Section 8.07(d).

“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer to reinsure all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary or under a reinsurance agreement assumed by such Insurance Subsidiary.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer or any other financial officer of the Borrower, and any other officer of similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applies and maintained and in conformity with those applied in the preparation of the financial statements referred to in Section 4.01(e)(iii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto or arising from the non-payment thereof.

“Termination Date” means the earlier of August 23, 2011 and the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date, (ii) Consolidated Indebtedness as of such date (excluding, to the extent otherwise included, the Trust Preferred Securities) and (iii) the aggregate redemption value of all Trust Preferred Securities.

“Trust Preferred Securities” shall mean the 7.85% Trust Preferred Securities issued by Everest Re Capital Trust, the 6.20% Trust Preferred Securities issued by Everest Re Capital Trust II and any other preferred securities offered by a special purpose business trust of which the Borrower or any of its respective Subsidiaries is the grantor, the proceeds of which are or have been used principally to purchase subordinated debentures issued by the Borrower or any Subsidiary of the Borrower.

“Type” has the meaning specified in the definition of “Advance”.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e)(i) (“GAAP”) (or, to the extent such terms apply solely to any Insurance Subsidiary or it otherwise expressly required, in accordance with SAP).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an amount not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (A) one year after the date of issuance thereof, provided that any Letter of Credit which provides for automatic one-year extensions(s) of such expiration date shall be deemed to comply with the foregoing requirement if the applicable Issuing Bank has the unconditional right to prevent any such automatic extension from taking place and (B) the first anniversary of the Termination Date. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $3,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is changed pursuant to an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower or reimbursed by the application of funds on deposit in the L/C Cash Collateral Account (in the case of a Letter of Credit that is drawn after the stated Termination Date) on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment and whether or not the Revolving Credit Commitments have terminated. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the aggregate amount of such Lender’s Unused Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2006, and on the Termination Date.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the sum of (x) the Applicable Margin for Eurodollar Rate Advances in effect from time to time during such calendar quarter plus (y) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2006, and on the later of the Termination Date and the date on which all Letters of Credit have expired or have been terminated; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.10% per annum on the Available Amount of each Letter of Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2006, and on the later of the Termination Date and the date on which all Letters of Credit have expired or have been terminated, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances made to it and then outstanding. The Borrower shall repay to the Agent for the ratable account of the Lenders on demand the aggregate principal amount of the Advances made pursuant to Section 2.03(c) after the Termination Date.

(b) Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction, other than defense of payment;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent shall at the request, or may with the consent, of the Required Lenders, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount (to the extent that such other amount is not being contested in good faith) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, continue as Eurodollar Rate Advances having an Interest Period of one month.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $3,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances after the Agent has requested such information,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or a portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Optional Prepayments of Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in either case enacted or adopted after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11(a) any such increased costs resulting from (i) Taxes and Other Taxes which are covered by Section 2.14 and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender by delivery of a certificate as described below (with a copy of such demand and certificate to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate (x) stating that such increased cost has been allocated to such Lender’s obligations under this Agreement on a reasonable basis and (y) as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in either case enacted or adopted after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender by delivery of a certificate as described below (with a copy of such demand and certificate to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the Issuance or maintenance of or participation in any Letters of Credit; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased capital and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate (x) stating that such increased capital has been allocated to such Lender’s obligations under this Agreement on a reasonable basis and (y) as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to clause (a) or (b) this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Rate Advances additional interest on the related Eurodollar Rate Advances of such Lender at the rate per annum equal to the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Rate Reserve Percentage over (ii) the rate specified in clause (i)(A). Any Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the Borrower, in which case such additional interest on the Eurodollar Rate Advances of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the Borrower at least five Business Days prior to each date on which interest is payable on the amount then due it under this Section. If a Lender fails to give notice five Business Days prior to the relevant interest payment date, such additional interest shall be due and payable five Business Days from receipt of such notice.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.04(c), 2.11, 2.14 or 8.04(c)) to

the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all Indemnified Taxes. If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes or Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) As soon as practicable after the date of any payment of Indemnified Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Code.

(e) Each Foreign Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with the number of original copies requested by the recipient of any required forms, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding Tax on payments pursuant to this Agreement or the Notes (including Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding Tax under section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” both a Form W-8BEN and a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code).

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.18. Replacement of Lenders. If any Lender requests compensation under Section 2.11(a) or (b), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and any Notes held by such Lender to an Eligible Assignee that shall assume such obligations, provided that (i) in the case of any such assignment resulting from a claim for compensation under Section 2.11(a) or (b) or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and (ii) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2005.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the Borrower’s knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(e) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(g) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

                              (ii)        Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                              (iii)        A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                              (iv)        A favorable opinion of Mayer Brown Rowe & Maw LLP, special New York counsel for the Borrower, substantially in the form of Exhibit D-1 hereto, a favorable opinion of in-house counsel for the Borrower, substantially in the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Agent may reasonably request.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(h) The Borrower shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under, the Credit Agreement dated as of October 10, 2003 among the Borrower, the lenders parties thereto and Wachovia Bank, National Association., as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Issuance (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Issuance such statements are true):

(a) the representations and warranties contained in Section 4.01 (other than the representations and warranties contained in Section 4.01(e)(ii) and Section 4.01(f)(i)) are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be correct in all material respects as of such date), and

(b) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

(e) (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at June 30, 2006, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

(ii) Since December 31, 2005, there has been no Material Adverse Change.

                     (iii)       The annual financial statements of each Insurance Subsidiary as at December 31, 2005, and the quarterly financial statements of each Insurance Subsidiary as at June 30, 2006, in each case as required to be flied with the Insurance Regulatory Authority of the jurisdiction of domicile of such Insurance Subsidiary, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said quarterly financial statements as at June 30, 2006, to year-end audit adjustments, the financial condition of such Insurance Subsidiary as at such dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Subsidiary for the respective periods then ended.

(f) There is no pending or, to the Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency, Insurance Regulatory Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Information Memorandum and the other information, exhibits and reports furnished by or on behalf of the Borrower or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, did not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which made, not misleading.

(j) Schedule 4.01(j) lists with respect to each Insurance Subsidiary, as of the Effective Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) there is no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation is, to the Borrower’s knowledge, threatened by any relevant Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, would individually or in the aggregate, have a Material Adverse Effect. No Insurance Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 4.01(j), where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction.

(k) As of the Effective Date, except as set forth on Schedule F to the financial statements for the Insurance Subsidiaries for the fiscal year ending December 31, 2005 or as provided for or disclosed on the interim GAAP financial statements dated as of June 30, 2006, there are no material liabilities outstanding as of the Effective Date under any Reinsurance Agreement to which any Insurance Subsidiary is the ceding party. Each Reinsurance Agreement to which an Insurance Subsidiary is the ceding party and which is in effect on the Effective Date is in full force and effect on the Effective Date. Each Reinsurance Agreement to which an Insurance Subsidiary is the ceding party and which is in effect on the Effective Date is qualified as of the Effective Date under all applicable law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant financial statements at the time prepared.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Dividends. Take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to the Borrower as shall be necessary for the Borrower to make payments of the principal of and interest on the Advances in accordance with the terms of this Agreement. In the event the approval of any governmental authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to the Borrower, or for the Borrower to make any such principal or interest payments, the Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.

(i) Reporting Requirements. Furnish to the Lenders:

                              (i)        GAAP Financial Statements. (A) as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP; and

                              (B)        as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLP or other nationally recognized independent public accountants and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                              (ii)        Statutory Financial Statements. (A) as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of each Insurance Subsidiary (or, in the case of Everest Insurance Company of Canada, within 15 days after the required filing date), the quarterly financial statements of each of its Insurance Subsidiaries as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;

(B) as soon as available and in any event within 90 days after the end of each fiscal year of each Insurance Subsidiary (or, in the case of Everest Insurance Company of Canada,

within 15 days after the required filing date), the annual financial statements of each of its Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;

                              (C)        as soon as available and in any event within 135 days after the end of each fiscal year, an unaudited consolidated balance sheet of the Borrower and its Insurance Subsidiaries (other than Everest Insurance Company of Canada) as of the end of such fiscal year and unaudited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Insurance Subsidiaries (other than Everest Reinsurance Company of Canada) for the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all prepared in accordance with SAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and

                              (D)        as soon as available and in any event within 165 days after the end of each fiscal year (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to any Insurance Subsidiary), a certification by PricewaterhouseCoopers LLP or other nationally recognized independent public accountants as to the annual financial statements of each such Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of such Insurance Subsidiary as of the date and for the period indicated in accordance with SAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year;

                              (iii)        as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                              (iv)        promptly upon the sending, filing or receipt thereof, copies of (A) all financial statements, reports, notices and proxy statements that the Borrower or any of the Borrower’s Subsidiaries shall send or make available generally to its shareholders, (B) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that the Borrower or any of the Borrower’s Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (C) all reports on Form A (or any successor form) that any Insurance Subsidiary shall file with any Insurance Regulatory Authority, (D) all material reports on examination or similar material reports, financial examination reports or market conduct examination reports by the National Association of Insurance Commissioners or any Insurance Regulatory Authority or other governmental authority with respect to any Insurance Subsidiary’s insurance business, and (E) all material filings made under applicable state insurance holding company acts by the Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates;

                              (v)        promptly upon filing with the relevant Insurance Regulatory Authority and in any event within 105 days after the end of each fiscal year (or, in the case of Everest Insurance Company of Canada, within fifteen (15) days of the required filing date), a copy of each Insurance Subsidiary’s “Statement of Actuarial Opinion” (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary’s loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to such Insurance Subsidiary), each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile;

                              (vi)        promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

                              (vii)        as soon as possible and in any event within five days after the receipt by the Borrower or any of its Subsidiaries from any Insurance Regulatory Authority or other governmental authority of (A) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable law or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would have, or be reasonably likely to have, a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would have, or be reasonably likely to have, a Material Adverse Effect;

                              (viii)        as soon as practicable after the occurrence of any decrease in (A) the rating given by either S&P or Moody’s with respect to any Insurance Subsidiary’s claims paying ability or financial strength rating or (B) the rating given to any Insurance Subsidiary by A.M. Best Company;

                              (ix)        as soon as practicable after the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would be reasonably likely to have a Material Adverse Effect; and

                              (x)        as soon as practicable after the occurrence of any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereof;

                              (xi)        promptly, notice of (A) the occurrence of any material amendment or modification (other than expiration) to any Reinsurance Agreement (whether entered into before or after the Effective Date), including any such agreements that are in a runoff mode on the date hereof, which amendment or modification would be reasonably likely to have a Material Adverse Effect, or (B) the receipt by the Borrower or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party which would be reasonably likely to have a Material Adverse Effect;

                              (xii)        promptly following the request from the Agent or the Required Lenders (which request may only be made when an Event of Default has occurred and is continuing), a report prepared by an independent actuarial consulting firm of recognized professional standing reasonably satisfactory to the Agent or the Required Lenders, as the case may be, reviewing the adequacy of reserves of each Insurance Subsidiary determined in accordance with SAP, which firm shall be provided access to or copies of all reserve analyses and valuations relating to the insurance business of each Insurance Subsidiary in the possession of or available to the Borrower or any of its Subsidiaries;

(xiii) promptly, notice of any material change to the investment policy for the Insurance Subsidiaries or the Borrower, including copies of such changes; and

(xiv) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

                              (ii)        purchase money Liens upon or in any real property or personal property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property (including any Liens placed on such assets within 90 days after such acquisition), or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed 5% of the value of the total assets of the Borrower and its Subsidiaries at such time, determined on a Consolidated basis as of the date of the financial statements most recently delivered pursuant to Section 5.01(i) prior to such time,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

                              (iv)        Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

                              (v)        Liens in connection with pledges and deposits made pursuant to statutory and regulatory requirements of Insurance Regulatory Authorities by an Insurance Subsidiary in the ordinary course of its business, for the purpose of securing regulatory capital or satisfying other financial responsibility requirements;

                              (vi)        Liens upon cash and United States government and agency securities and other investment assets of the Borrower and its Subsidiaries securing (A) obligations incurred in connection with reverse repurchase transactions and other similar investment management transactions, (B) reinsurance transactions of such types and in such amounts as are customary for companies similar to the Borrower in size and lines of business and that are entered into by the Borrower and its Subsidiaries in the ordinary course of business and (C) Hedge Agreements in an aggregate amount not to exceed $350,000,000 at any time of such types and in such amounts as are customary for companies similar to the Borrower in size and lines of business and that are entered into by the Borrower and its Subsidiaries in the ordinary course of business;

                              (vii)        any attachment or judgment Lien not constituting an Event of Default under Section 6.01 that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(viii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

(ix) Liens on marketable securities and cash or cash equivalents securing letter of credit facilities in an aggregate amount not to exceed $500,000,000 at any time; and

                              (xi)        the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

                (b)        Mergers, Etc. Merge or consolidate with or into any Person, except that any Subsidiary of the Borrower may merge into the Borrower and the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

                (c)        Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or SAP, as applicable.

                (d)        Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, to any material extent in any business other than the insurance and reinsurance business (including the life reinsurance business) and other businesses engaged in by the Borrower and its Subsidiaries on the date hereof or a business reasonably related thereto.

                (e)        Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets consisting of equity interests in Everest Re or any other Subsidiary, or grant any option or other right to purchase, lease or otherwise acquire any such assets.

                (f)        Transactions with Affiliates. Enter into, or permit or cause any of its Subsidiaries to enter into, any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary, other than:

                              (i)        transactions between and among the Borrower and its wholly-owned Subsidiaries or between and among wholly-owned Subsidiaries of the Borrower, provided, however, that such transactions are made in the ordinary course of its business and upon fair and reasonable terms or as otherwise required by law;

                              (ii)        transactions under incentive compensation plans, stock option plans and other employee benefit plans, and loans and advances from the Borrower or any of its Subsidiaries to its officers, in each case that have been approved by the board of directors, or a committee thereof, of the Borrower or any of its Subsidiaries; and

(iii) the payment by the Borrower of reasonable and customary fees to members of its board of directors.

                (g)        Ratings. Permit or cause Everest Re to fail to maintain a financial strength rating by either A.M. Best Company or S&P; and permit or cause such rating by A.M. Best Company (to the extent such rating is required to be maintained) to be less than “A-” or permit or cause such rating by S&P (to the extent such rating is required to be maintained) to be less than “A”.

                (h)        Limitation on Certain Restrictions. Create or otherwise cause or suffer to exist or become effective permit or permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, any restriction or encumbrance on (i) the ability of the Borrower to perform and comply with its obligations hereunder or under any Notes or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its equity interests, to repay Debt owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (1) this Agreement, (2) applicable law, (3) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (4) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (5) restrictions on the transfer of any asset pending the close of the sale of such asset, (6) restrictions on the transfer of any asset subject to a Lien, (7) agreements entered into by an Insurance Subsidiary with an Insurance Regulatory Authority, (8) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and not otherwise prohibited by this Agreement and (10) pursuant to any agreement or instrument relating to any Debt of a Subsidiary (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement as of the date hereof or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings and such encumbrance or restriction will not have a material adverse effect on the ability of the Borrower to make payments of the Advances as and when due.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

                (a)        Maximum Consolidated Indebtedness to Total Capitalization. Maintain a ratio of Consolidated Indebtedness to Total Capitalization as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2006 of not greater than 0.35 to 1.0.

                (b)        Minimum Statutory Surplus. Cause the statutory surplus of Everest Re, at any time beginning with the fiscal quarter ending September 30, 2006, to not be less than $1,500,000,000 plus 25% of the aggregate Net Income of Everest Re for the period beginning after December 31, 2005 and ending on the date of calculation, as determined in each case in accordance with SAP (provided that Net Income for any period shall be taken into account for purposes of this calculation only if positive), plus 25% of the aggregate capital contributions made to Everest Re after December 31, 2005.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

               (a)        The Borrower or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

               (b)        Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

               (c)        (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (i)(iii), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i) (other than clause (iii) thereof) if such failure shall remain unremedied for 5 days after the earlier of (x) a Responsible Officer of the Borrower acquires knowledge thereof and (y) written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (x) a Responsible Officer of the Borrower acquires knowledge thereof and (y) written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

               (d)        The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

               (e)        The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

               (f)        Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

               (g)        (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Group (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Group; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Group shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of Group (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of Group or (y) nominated for election by a majority of the remaining members of the board of directors of Group and thereafter elected as directors by the shareholders of Group); or (iii) the Borrower shall cease for any reason to be directly or indirectly wholly-owned by Group; or

               (i)        The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

               (j)        Any Insurance Regulatory Authority or other governmental authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Material Insurance Subsidiary;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.03(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any other Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

               SECTION 6.02. Actions in Respect of the Letters of Credit upon Default or Termination. If (a) the Termination Date shall have occurred, the Borrower shall or (b) any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will,

               (i)        pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or

(ii) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and the applicable Issuing Banks;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Collateral Account. If at any time after the Termination Date or an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.

ARTICLE VII

THE AGENT

               SECTION 7.01. Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

               SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 7.03. Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent. In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

               SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

               SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

               (b)        Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

               (c)        The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the

Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.

               SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

               SECTION 7.08. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

               SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank affected thereby, in addition to the Lenders required above to take such action, adversely affect the rights or obligations of such Issuing Bank in its capacity as such under this Agreement.

               SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at the Borrower’s address at 477 Martinsville Road, Liberty Corner, NJ 04938, Attention: Frank N. LoPapa (with a copy to Sanjoy Mukherjee at the same address); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent.

Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

               (b)        So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

               (c)        Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

               SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a). For the avoidance of doubt, any costs or expenses constituting Other Taxes shall be governed exclusively by the provisions of Section 2.14 and not by the provisions of this Section 8.04(a).

               (b)        The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. For the avoidance of doubt, any claims, damages, losses, liabilities and expenses relating to Taxes shall be governed exclusively by the provisions of Section 2.14 and not by the provisions of this Section 8.04(b).

               (c)        If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

               (d)        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

               SECTION 8.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

               SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that neither the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

               SECTION 8.07. Assignments and Participations. (a) Each Lender may with the consent of each Issuing Bank (which consent shall not be unreasonably withheld or delayed) and, if demanded by the Borrower (so long as no Default shall have occurred and be continuing and following a demand by the Borrower pursuant to Section 2.18) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Borrower and the Agent otherwise agree (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of an election by the Borrower pursuant to Section 2.18 shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of an election by the Borrower pursuant to Section 2.18 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) unless otherwise agreed by the Borrower, no Lender assignee shall have any claim under Section 2.11 on the date it becomes a party to this Agreement greater than the claim, if any, that the assigning Lender had under Section 2.11 on such date, and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of an election by the Borrower pursuant to Section 2.18, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 7.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (b)        By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

               (c)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

               (d)        The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e)        Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

               (f)        Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of the Borrower Information relating to the Borrower received by it from such Lender.

               (g)        Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

               SECTION 8.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Borrower Information and instructed to keep the Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent the Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

               SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

               (b)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

               SECTION 8.13. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

               SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the other Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EVEREST REINSURANCE HOLDINGS, INC.

By/s/ Frank N. Lopapa Title: Treasurer

CITIBANK, N.A., as Agent

By/s/ Mike Taylor Title: Managing Director

Initial Lenders

CITIBANK, N.A.,

By/s/ Mike Taylor Title: Managing Director

DEUTSCH BANK AG NEW YORK BRANCH

By/s/ Ruth Leung Title: Director

By/s/ Richard Herder Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION

By/s/ Daniel Serrao Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By/s/ William R. Goley Title: Director

JPMORGAN CHASE BANK, N.A

By/s/ Erin O'Rourke Title: Vice President

THE BANK OF NEW YORK

By/s/ Lizanne Eberle Title: Vice President

SCHEDULE I
EVEREST REINSURANCE HOLDINGS, INC.
FIVE YEAR CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurodollar Lending Office

Citibank, N.A	$32,500,000	$150,000,000	Two Penns Way	Two Penns Way
			New Castle, DE 19720	New Castle, DE 19720
			Attn: Bank Loan	Attn: Bank Loan
			Syndications	Syndications
			Tel: 302 894-6128	Tel: 302 894-6128
			Fax: 212 994-0961	Fax: 212 994-0961

Deutsche Bank AG	$25,000,000		90 Hudson St, Mail Stop	90 Hudson St, Mail Stop
New York Branch			JCY05-0511	JCY05-0511
			Jersey City, NJ 07302	Jersey City, NJ 07302
			Attn: Linda Hill	Attn: Linda Hill
			Tel: 201 593-2163	Tel: 201 593-2163
			Fax: 866 240 3622	Fax: 866 240 3622

HSBC Bank USA,	$25,000,000		452 Fifth Avenue, 5th Floor	452 Fifth Avenue, 5th Floor
Inc., National Association			New York, NY 10018	New York, NY 10018
			Attn: Donna Riley	Attn: Donna Riley
			Tel: 716 841-4178	Tel: 716 841-4178
			Fax; 716 841-0269	Fax; 716 841-0269

Wachovia Bank,	$25,000,000		301 South College Street	301 South College Street
National Association			NC 5562 15th Floor	NC 5562 15th Floor
			Charlotte, NC 28288	Charlotte, NC 28288
			Attn: LaShasta Jackson	Attn: LaShasta Jackson
			Tel: 704 715-1459	Tel: 704 715-1459
			Fax: 704 715-0091	Fax: 704 715-0091

JPMorgan Chase	$22,500,000		1111 Fannin Street, 10th	1111 Fannin Street, 10th
Bank, N.A			Floor	Floor
			Houston, TX 77002	Houston, TX 77002
			Attn: Eleanor Fiore	Attn: Eleanor Fiore
			Tel: 713 750-3523	Tel: 713 750-3523
			Fax: 713 750-2223	Fax: 713 750-2223

The Bank of New	$20,000,000		101 Barclay Street	101 Barclay Street
York			New York, NY 10286	New York, NY 10286
			Attn: Annette A.	Attn: Annette A.
			Harewood	Harewood
			Tel: 212 635-7752	Tel: 212 635-7752
			Fax: 212 809-9520	Fax: 212 809-9520

Total:	$150,000,000	$150,000,000

SCHEDULE 3.01(b)
DISCLOSED LITIGATION

NONE

SCHEDULE 4.01(j)
LICENSES

	Everest Re	Everest Nat'l	Everest Indemnity	Everest Security	Mt. McKinley Ins.
Jurisdiction
Alabama	Licensed	Licensed	Broker Burden	Licensed	Broker Burden
Alaska	Licensed	Licensed	Approved		Not Approved
Arizona	Licensed	Licensed	Approved		Not Approved
Arkansas	Licensed	Licensed	Approved		Approved
California	Licensed	Licensed	Approved		Licensed
Colorado	Licensed	Licensed	Approved		Not Approved
Connecticut	Licensed	Licensed	Approved		Approved
Delaware	Domiciled	Domiciled	Domiciled	Approved	Domiciled
D.C.	Licensed	Licensed	Broker Burden		Broker Burden
Florida	Licensed	Licensed	Approved		Not Approved
Georgia	Licensed	Licensed	Broker Burden	Domiciled	Broker Burden
Hawaii	Licensed	Not licensed	Broker Burden		Broker Burden
Idaho	Licensed	Licensed	Approved		Approved
Illinois	Licensed	Licensed	Broker Burden		Broker Burden
Indiana	Licensed	Licensed	Broker Burden		Broker Burden
Iowa	Licensed	Licensed	Approved		Approved
Kansas	Licensed	Licensed	Approved		Approved
Kentucky	Licensed	Licensed	Approved		Approved
Louisiana	Licensed	Licensed	Approved		Not Approved
Maine	Licensed	Licensed	Approved		Not Approved
Maryland	Licensed	Licensed	Approved		Approved
Massachusetts	Licensed	Licensed	Approved		Approved
Michigan	Licensed	Licensed	Approved		Not Approved
Minnesota	Licensed	Licensed	Approved		Approved
Mississippi	Licensed	Licensed	Approved		Not Approved
Missouri	Licensed	Licensed	Approved		Approved
Montana	Licensed	Licensed	Approved		Approved
Nebraska	Licensed	Licensed	Broker Burden		Broker Burden
Nevada	Accredited Reinsurer	Licensed	Approved		Approved
Licensed-reins.
New Hampshire	only	Licensed	Approved		Not Approved
New Jersey	Licensed	Licensed	Approved		Not Approved
New Mexico	Licensed	Licensed	Approved		Not Approved
New York	Licensed	Licensed	Approved		Not Approved
North Carolina	Licensed	Not licensed	Approved		Not Approved
North Dakota	Licensed	Licensed	Approved		Approved
Ohio	Licensed	Licensed	Approved		Not Approved
Oklahoma	Licensed	Licensed	Approved		Not Approved
Oregon	Licensed	Licensed	Approved		Approved
Pennsylvania	Licensed	Licensed	Approved		Not Approved
Licensed-reins.
Puerto Rico	only	Not licensed	Approved		Not Approved
Rhode Island	Licensed	Licensed	Approved		Not Approved
South Carolina	Licensed	Licensed	Approved		Not Approved
South Dakota	Licensed	Licensed	Broker Burden		Broker Burden
Tennessee	Licensed	Licensed	Approved		Approved
Texas	Licensed	Licensed	Approved		Not Approved
Utah	Licensed	Licensed	Approved		Not Approved
Vermont	Licensed	Not licensed	Approved		Approved
Virginia	Licensed	Licensed	Approved		Not Approved
Washington	Licensed	Licensed	Broker Burden		Broker Burden
West Virginia	Licensed	Licensed	Approved		Not Approved
Wisconsin	Licensed	Licensed	Approved		Approved
Wyoming	Not licensed	Licensed	Broker Burden		Broker Burden

2

Everest Insurance Company of Canada

Federal license from Office of the Superintendent of Financial Institutions Canada (OSFI)
Provincial licenses as follows:
Alberta
British Columbia
Manitoba
New Brunswick
Newfoundland
Northwest Territories
Nova Scotia
Nunavut
Ontario
Prince Edward Island
Quebec
Saskatchewan
Yukon

Everest Reinsurance Company
Registration as an Insurer/Reinsurer in Foreign (Non-U.S.) Countries

                                                       England and Wales
Argentina                                       Guatemala
Bolivia                                           Honduras
Canada                                           Mexico
Chile                                              Peru
Colombia                                       Philippine Islands
Ecuador                                         Singapore
El Salvador                                    Venezuela

3

SCHEDULE 5.02(a)
EXISTING LIENS

NONE

EXHIBIT A — FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$_______________                                                                                           Dated: _______________, 200_

                         FOR VALUE RECEIVED, the undersigned, EVEREST REINSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of August 23, 2006 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

                         The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                         Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

                         This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                                                                                                            EVEREST REINSURANCE HOLDINGS, INC.

                                                                                                          By___________________________
                                                                           Title:

                                                                         ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B — FORM OF NOTICE OF
BORROWING

Citibank, N.A., as Agent for the Lenders parties to the Credit Agreement referred to below Two Penns Way New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

                The undersigned, Everest Reinsurance Holdings, Inc., refers to the Credit Agreement, dated as of August 23, 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________, 200_.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $_______________].

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

        (A)        the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be correct in all material respects as of such date), and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                                                          Very truly yours,

                                                                                                                            EVEREST REINSURANCE HOLDINGS, INC.

                                                                                                          By___________________________
                                                                           Title:

2

EXHIBIT C — FORM OF
ASSIGNMENT AND ACCEPTANCE

        Reference is made to the Credit Agreement dated as of August 23, 2006 (as amended or modified from time to time, the “Credit Agreement”) among Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

        1.        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the [Credit Agreement as of the date hereof] [the Letter of Credit Facility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof] [such Assignor’s Unissued Letter of Credit Commitment]. After giving effect to such sale and assignment, the Assignee’s [Revolving Credit Commitment and the amount of the Advances owing to the Assignee] [Letter of Credit Commitment] will be as set forth on Schedule 1 hereto.

        2.        The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

        3.        The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

        4.        Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

        5.        Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

        6.        Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

        8.        This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned: _____%

[Assignee's Revolving Credit Commitment: $______

Aggregate outstanding principal amount of Advances assigned: $______

Principal amount of Note payable to Assignee: $______

Principal amount of Note payable to Assignor: $______]

[Assignee's Letter of Credit Commitment: $______]

Effective Date*: _______________, 200_

                                                                          [NAME OF ASSIGNOR], as Assignor

                                                         By____________________
                                Title:

                                                                Dated: _______________, 200_

                                                                          [NAME OF ASSIGNEE], as Assignee

                                                         By____________________
                                Title:

                                                                Dated: _______________, 200_

                                                      Domestic Lending Office:
                                                   [Address]

                                                       Eurodollar Lending Office:
                                                   [Address]

___________________________ * This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Accepted [and Approved]** this __________ day of _______________, 200___

CITIBANK, N.A., as Agent

By____________________________ Title:

[Approved this __________ day of_______________, 200__

EVEREST REINSURANCE HOLDINGS, INC. By__________________________]* Title:

____________________________ ** Required if the Assignee is an Eligible Assignee soley by reason of clause (iii) of the definition of “Eligible Assignee”.

* Required if the Assignee is an Eligible Assignee soley by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D-1 — FORM OF
OPINION OF COUNSEL
FOR THE BORROWER

August 23, 2006

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

Citibank, N.A., as Agent, and the Lenders party to the Credit Agreement referred to below

Re: Everest Reinsurance Holdings, Inc.

  Ladies and Gentlemen:
                         We have acted as special New York counsel to Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Borrower”), in connection with the Credit Agreement dated as of August 23, 2006 (the “Credit Agreement”) among the Borrower, the financial institutions party thereto (the “Lenders”) and Citibank, N.A., as Agent (the “Agent”). This opinion is furnished to you pursuant to Section 3.01(g)(iv) of the Credit Agreement.

                         In connection with delivering this opinion to you, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the Credit Agreement and the Notes (collectively, the “Documents”). Capitalized terms used but not otherwise expressly defined herein shall have the same meanings as set forth in the Credit Agreement.

                         For purposes of this opinion, “Applicable Law” means the General Corporation Law of the State of Delaware, and those laws and regulations of the United States of America and the State of New York that, in our experience, would normally be applicable to general business corporations which are not engaged in regulated business activities and to transactions of the type contemplated by the Documents (but without our having made any special investigation as to any other law), but excluding (A) all laws of the type described in paragraph (D)(6) below and (B) any law, rule, regulation, ordinance, code or similar provision of law of any county, municipality or similar political subdivision or any agency or instrumentality thereof; provided that we express no opinion as to any law the violation of which would not have a material adverse effect on the ability of the Borrower to perform its obligations under the Documents.

                         We also have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of such agreements, corporate records, certificates of public officials and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, when such facts were not independently established by us, relied upon certificates of the Borrower or its officers or of public officials. Whenever this opinion refers to matters within our “knowledge” or “known to us”, such reference is limited to (1) facts within our actual knowledge after an inquiry of the attorneys of this firm who have represented the Borrower in connection with the Documents and (2) facts represented to us in certificates of officers of the Borrower. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

                         In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the conformity to the originals of all such documents submitted to us as copies, the genuineness of all signatures, and the legal capacity and power of, and due authorization, execution and delivery of the Documents by, all parties thereto other than the Borrower. Further, we have assumed that the Documents constitute the legal, valid and binding obligations of all parties thereto other than the Borrower. We have also assumed the truth of all representations and warranties of the Borrower in the Credit Agreement.

                         In expressing the opinions set forth below, we have assumed that (a) the Borrower is a corporation validly existing under the laws of the State of Delaware, (b) the Borrower has the corporate power and authority to execute, deliver and perform its obligations under the Documents, (c) the execution and delivery by the Borrower of the Documents, and the performance by the Borrower of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of the Borrower and (d) the Borrower has duly executed and delivered the Documents.

On the basis of, and in reliance upon, the foregoing, and subject to the qualifications contained herein, we are of the opinion that:

1. The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Documents do not violate any Applicable Law.

2. The Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their terms.

                                             3. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority under Applicable Law is required as a condition to or otherwise in connection with the execution and delivery by the Borrower of the Documents or the borrowings by the Borrower in accordance therewith.

The opinions set forth above are subject to the following qualifications and limitations:

                                             (A)        Our opinion in paragraph 2 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, equitable subordination, reorganization, readjustment of debt, moratorium or similar laws affecting creditors’ rights generally.

                                             (B)        Our opinion in paragraph 2 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and by limitations on the availability of specific performance, injunctive relief or other equitable remedies.

                                             (C)        We express no opinion as to the enforceability, under certain circumstances, of provisions imposing penalties or forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default.

2

(D) We express no opinion as to:

(1) the existence of any Person’s ownership rights in or title to any property;

(2) the validity, perfection, enforceability or priority of any Lien on any property;

(3) any agreement by the Borrower to submit to the jurisdiction of a particular court, waive jury trial or appoint an agent for acceptance of service of process;

(4) any provision of the Documents purporting to waive any objection to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum;

                                                             (5)        any provision of the Documents which authorizes or permits any purchaser of a participation interest from any party to set off or apply any deposit or property or any indebtedness with respect to any participation interest;

                                                             (6)        compliance with, or any governmental or regulatory filing, approval, authorization, license, consent or notice, registration or filing required by or under, any (i) Federal or state environmental law, (ii) Federal or state antitrust law, (iii) Federal or state taxation law, (iv) Federal or state worker health or safety, zoning or permitting or land use matter, (v) Federal or state patent, trademark or copyright statute, rule or regulation, (vi) statutory or other requirement relating to the disposition of hazardous waste or environmental protection, (vii) Federal or state receivership or conservatorship law, (viii) securities registration or antifraud provisions under any Federal or state securities law, (ix) Federal or state labor or employment law, (x) Federal or state employee benefits or pension law or (xi) insurance law;

                                                             (7)        the effect of the law of any jurisdiction (other than New York) wherein the Agent or any Lender may be located or wherein the enforcement of any Document may be sought that limits the rates of interest legally chargeable or collectible; and

                                                             (8)        any provision of the Documents (i) restricting access to legal or equitable remedies, (ii) purporting to establish evidentiary standards, (iii) purporting to appoint any Person as the attorney-in-fact of any other Person, (iv) which provides that the Documents may only be amended, modified or waived in writing or (v) stating that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies.

                                             (E)        We note that the enforceability of the Documents may be limited or rendered ineffective if the Agent or the Lenders fail to act in good faith and in a commercially reasonable manner in seeking to exercise their rights and remedies thereunder. Without limiting the generality of the foregoing, we note that a court might hold that a technical and nonmaterial default under the Documents does not give rise to a right of the Agent or the Lenders to exercise certain remedies including, without limitation, acceleration.

                                             (F)        We express no opinion as to the enforceability of the indemnification provisions of the Documents insofar as said provisions contravene public policy or might require indemnification or payments to any Person with respect to any litigation determined adversely to

3

such Person, or any loss, cost or expense arising out of the gross negligence or willful misconduct of such Person or any violation by such Person of statutory duties, general principles of equity or public policy.

                                             (G)        No opinion is rendered herein as to the effect of any law to which the Borrower may be subject as a result of the legal or regulatory status of the Agent or any Lender or the involvement by the Agent or any Lender in the transactions contemplated by the Documents.

                                             (H)        We express no opinion as to whether a court sitting in any jurisdiction other than the State of New York will honor the choice of New York law to govern the Documents which specify that New York law is the governing law with respect thereto. With respect to the choice of law provisions in the Documents that specify that New York law is to apply, we draw to your attention that the enforceability of such provisions (i) may be limited by public policy considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought, (ii) may be limited by the power of a United States District Court sitting in New York to decline to hear an action based on the Documents on the ground that New York is an inconvenient forum and (iii) does not apply to the extent provided in subsection two of Section 1-105 of the New York Uniform Commercial Code.

              Members of our firm are members of the State Bar of New York. This opinion is limited to the law of the State of New York, the Federal laws of the United States, and the General Corporation Law of the State of Delaware. The opinions expressed herein are limited in all respects to the law existing on the date hereof. In rendering this opinion, we do not undertake to advise you of any change in law or fact that may occur after the date hereof.

             This opinion is furnished by us to you solely for your benefit and solely with respect to the Documents upon the understanding that we are not hereby assuming any professional responsibility to any other Person. This opinion may not be relied upon by you for any other purpose and may not be relied upon by any other Person for any purpose, in each case without our prior written consent; notwithstanding the foregoing, assignees of Lenders who become Lenders under the Credit Agreement may rely on this opinion as if it had been addressed to them. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated herein.

                                                                          Very truly yours,

                                                                                                                    MAYOR, BROWN, ROWE & MAW LLP

                                                          JFL/JRS

4

EXHIBIT D-2 —
OPINION OF COUNSEL
FOR THE BORROWER

August 23, 2006

Citibank, N.A., as Agent, and the Lenders party to the Credit Agreement referred to below

Re: Everest Reinsurance Holdings, Inc.

Ladies and Gentlemen:

                         I am General Counsel for Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Borrower”), and have represented the Borrower in connection with the Credit Agreement dated as of August 23, 2006 (the “Credit Agreement”) among the Borrower, the financial institutions party thereto (the “Lenders”) and Citibank, N.A., as agent (the “Agent”). Capitalized terms used herein and not defined have the meanings assigned in the Credit Agreement. This opinion is furnished to you pursuant to Section 3.01(g)(iv) of the Credit Agreement.

                         In that connection I have examined the Credit Agreement and the Notes (collectively, the “Documents”). I have also examined such other documents as I have deemed necessary for purposes of rendering the opinions herein. In my examination of such documents, I have assumed the authenticity of all such documents submitted to me as originals, the genuineness of all signatures (other than those of the Borrower on the Documents), and the conformity to the originals of such documents submitted to me as copies.

Based upon the foregoing, it is my opinion that:

1. The Borrower is a corporation, validly existing and in good standing under the laws of the State of Delaware.

2. The execution and delivery by the Borrower of the Documents and compliance by it with the terms of the Documents do not violate any provision of its certificate of incorporation or by-laws.

                                                3.     The execution and delivery by the Borrower of the Documents and the performance by the Borrower of its obligations under the Documents do not (i) to my knowledge, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, (ii) result in or require the creation or imposition of any Lien upon any of its properties or assets or (iii) violate any applicable law, rule or regulation of the State of New Jersey.

4. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

                                                5.     No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority of the State of New Jersey or Delaware or other Person is required as a condition to or otherwise in connection with (i) the execution and delivery by the Borrower of the Documents or (ii) the performance by the Borrower of its obligations under the Documents.

                                                6.     There are no actions or proceedings pending or, to my knowledge, threatened before any court, other Governmental Authority or other Person, (i) against or affecting the Borrower, any of its Subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect (except as disclosed in the Borrower’s 2005 10-K), or (ii) that question the validity of the Documents.

The opinions set forth above are subject to the following qualifications and limitations:

(A) I express no opinion as to:

(1) the existence of any Person’s ownership rights in or title to any property;

(2) the validity, perfection, enforceability or priority of any Lien on any property;

(3) any agreement by the Borrower to submit to the jurisdiction of a particular court, waive jury trial or appoint an agent for acceptance of service of process;

(4) any provision of the Documents purporting to waive any objection to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum;

                                                                     (5)        any provision of the Documents which authorizes or permits any purchaser of a participation interest from any party to set off or apply any deposit or property or any indebtedness with respect to any participation interest;

                                                                     (6)        the effect of the law of any jurisdiction (other than New Jersey) wherein the Agent or any Lender may be located or wherein the enforcement of the Documents may be sought that limits the rates of interest legally chargeable or collectible; and

                                                                     (7)        any provision of the Documents (i) restricting access to legal or equitable remedies, (ii) purporting to establish evidentiary standards, (iii) purporting to appoint any Person as the attorney-in-fact of any other Person, (iv) which provides that the Documents may only be amended, modified or waived in writing or (v) stating that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies.

                                                           (B)        I note that the enforceability of the Documents may be limited or rendered ineffective if the Agent or the Lenders fail to act in good faith and in a commercially reasonable manner in seeking to exercise their rights and remedies thereunder. Without limiting the generality of the foregoing, I note that a court might hold that a technical and nonmaterial default under the Documents does not give rise to a right of the Agent or the Lenders to exercise certain remedies including, without limitation, acceleration.

                                                           C)        I express no opinion as to the enforceability of the indemnification provisions of the Documents insofar as said provisions contravene public policy or might require indemnification or payments to any Person with respect to any litigation determined adversely to such Person, or any loss, cost or expense arising out of the gross negligence or willful misconduct of such Person or any violation by such Person of statutory duties, general principles of equity or public policy.

2

                                                           (D)        No opinion is rendered herein as to the effect of any law to which the Borrower may be subject as a result of the legal or regulatory status of the Agent or any Lender or the involvement by the Agent or any Lender in the transactions contemplated by the Documents.

This opinion is limited to the laws of the State of New Jersey, the Federal laws of the United States and the General Corporation Law and insurance laws of the State of Delaware.

                         This opinion may not be used or relied upon by or published or communicated to any Person other than the addressees hereof and permitted Eligible Assignees for any purpose whatsoever, without my prior written consent in each instance.

                                                                          Very truly yours,

                                                                          Sanjoy Mukherjee

3